Exhibit 99.1

FOR IMMEDIATE RELEASE

Tim Hortons Inc. announces agreement

with former President and CEO Don Schroeder

OAKVILLE, ONTARIO, (June 6th, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the Board of Directors has reached an agreement with Don Schroeder, former President and CEO, with respect to his relationship with the Company.

The Company previously announced the Board had engaged in a comprehensive succession planning and review process in parallel with the Company’s strategic planning work. As the next stage in its process, the Board was planning to commence an active CEO search.

“We are pleased to have reached an agreement that acknowledges Don’s contributions and leadership over his twenty-year career with us, while also allowing both him and the Company to benefit from his continued involvement with our brand,” said Paul House, Executive Chairman and Interim President and CEO.

As part of a consulting arrangement, Mr. Schroeder, who has resigned as a director of Tim Hortons Inc., will act as an advisor to the Coffee Partnership program which is focused on sustainable farming for small holder coffee farmers in South and Central America, and will be available to work on other matters at the request of the Board for a two-year period, renewable at the Board’s option. He will also continue to serve as a director on the Tim Horton Children’s Foundation Board.

The financial terms relating to the Company’s agreement with Mr. Schroeder, including the ongoing relationship, are being disclosed concurrently in our regulatory filings.

“This agreement will result in Don’s continued involvement with the brand in areas in which he has been a long-standing advocate and active supporter, helping disadvantaged children through the Foundation and small holder coffee farmers,” House added.

“I am pleased that we have reached an agreement and I am proud that I will remain part of the Tim Hortons family. I have always had a tremendous passion for the Tim Horton Children’s Foundation and our Coffee Partnership, both of which are making a true difference. As a result, I am excited about having the opportunity to continue to add value in these important areas,” said Don Schroeder.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 3rd, 2011, Tim Hortons had 3,782 systemwide restaurants, including 3,169 in Canada and 613 in the United States. More information about the Company is available at www.timhortons-invest.com.

Tim Hortons Inc. will not be providing interviews on this matter or further information at this time.

For more information:

INVESTORS: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com

MEDIA: Nick Javor, (905) 339-6176 or javor_nick@timhortons.com